Exhibit (a)(2)

FOR IMMEDIATE RELEASE May 30, 2014	For information contact: Kelly C. Clarke (804) 727-6321

Apple Hospitality REIT, Inc. Recommends Rejection of Unsolicited, Opportunistic Tender Offer
by Affiliates of MacKenzie Capital Management, LP

Richmond – May 30, 2014 – Apple Hospitality REIT, Inc. (“Apple Hospitality”) has been notified of an unsolicited tender offer by a group of entities affiliated with MacKenzie Capital Management, LP (collectively the “Bidders”) to purchase up to 19 million common shares (“Shares”) of Apple Hospitality at a price of $7.00 per Share. The tender offer is limited to 19 million Shares or approximately 5% of Apple Hospitality’s outstanding Shares. Apple Hospitality is not affiliated with the Bidders, and believes this offer is not in the best interests of its stockholders. The Board of Directors of Apple Hospitality has carefully evaluated the terms of the Bidders’ offer and unanimously recommends that stockholders reject the Bidders’ offer and not tender their Shares.

Apple Hospitality has filed with the Securities and Exchange Commission (“SEC”) a Schedule 14D-9 providing a detailed response to the Bidders’ offer. Apple Hospitality encourages stockholders to read the Schedule 14D-9 before making a decision regarding the offer. Stockholders may review and obtain copies of the Schedule 14D-9 and all amendments thereto free of charge at the SEC’s website at http://www.sec.gov and at Apple Hospitality’s website at www.applehospitalityreit.com.

Please review the Schedule 14D-9 for a complete discussion of the reasons why the Board of Directors of Apple Hospitality believes the offer is not in the best interests of its stockholders. Some of those reasons are as follows:

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The Board of Directors believes that the offer price of $7.00 per Share represents an opportunistic attempt by the Bidders to purchase Shares at an unreasonably low price and make a profit and, as a result, deprive the stockholders who tender Shares of the potential opportunity to realize the long-term value of their investment in Apple Hospitality. However, the Board of Directors notes that, because Apple Hospitality is a non-exchange traded REIT, there is a limited market for the Shares and there can be no certainty regarding the long-term value of the Shares, because the value is dependent on a number of factors including general economic conditions and the other factors referenced in Item 8—“Additional Information” of the Schedule 14D-9 filed with the SEC.

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The book value per Share as of March 31, 2014 was $8.30, or $1.30 per Share above the offer price. The Board notes that book value may not necessarily be representative of the liquidation value of Apple Hospitality. The book value per Share is the total of Apple Hospitality’s assets (reduced by depreciation) less liabilities as reflected in its financial statements divided by the total outstanding shares. Assets and liabilities are recorded in the financial statements in accordance with generally accepted accounting principles and do not necessarily reflect fair value.

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For purposes of accounting for the merger transactions with Apple REIT Seven, Inc. and Apple REIT Eight, Inc. effective March 1, 2014, Apple Hospitality estimated the value of each Share at $10.10. This value was based upon a third party valuation and other analyses as of March 1, 2014 and, therefore, may not reflect the value realized upon a liquidity event. This value was not based on an appraisal of Apple Hospitality’s assets and has not been updated subsequent to March 1, 2014.

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As previously disclosed on May 9, 2014, Apple Hospitality has engaged a financial advisor to assist it in reviewing and evaluating various strategic alternatives, including a possible merger, sale or listing of Apple Hospitality.  Stockholders should understand that the tender offer is not related to any strategic alternative Apple Hospitality is considering and that if stockholders accept the offer price and sell their Shares pursuant to the tender offer, they will not participate in any strategic alternative Apple Hospitality may decide to pursue in the future. Apple Hospitality cannot provide assurance that it will complete any of these strategic alternatives and has not set a timetable to take any of these actions.

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By accepting the offer price, stockholders would also be foregoing potential future distributions. Apple Hospitality currently pays monthly distributions that, if annualized, amount to $0.66 per Share per year. Although the timing and amount of distributions are within the discretion of the Board of Directors and the Board of Directors cannot provide any guarantee that Apple Hospitality will maintain this rate of distributions in the future, stockholders that choose to participate in the tender offer by selling their Shares to the Bidders will lose the right to receive all future distributions, including any distributions made or declared after the expiration date of the tender offer.

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The Bidders state that the tender offer is being made “for investment purposes and with the intention of making a profit from the ownership of the Shares” and admit that they were “motivated to establish the lowest price which might be acceptable” to the stockholders. Therefore, the Bidders acknowledge that the offer price was established based on the Bidders’ objectives and not based on what is in the best financial interest of stockholders.

•	The Bidders acknowledge that they have “not made an independent appraisal of the Shares” or Apple Hospitality’s properties, and that they are “not qualified to appraise real estate.”

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The depositary for the tender offer, MacKenzie Capital Management, LP (the “Depositary”), is an affiliate of the Bidders. As a result, there is no independent third party holding funds of the Bidders for payment of the offer price that can independently verify that such funds are available for payment, and the Bidders may have access to the Shares tendered by stockholders before all conditions to the tender offer have been satisfied and tendering holders have been paid.

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The tender offer requires each stockholder to submit to the personal jurisdiction of the State of California and to arbitrate any disputes that may arise between any stockholder and the Bidders or the Depositary. For most stockholders and their counsel, the use of California law and a mandatory California arbitration would impose unfamiliar law and an inconvenient forum. Additionally, in any dispute between a stockholder and the Bidders or the Depositary, the prevailing party will be entitled to recover attorney fees and costs.

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There is no guarantee that the tender offer will be completed in the time frame that the tender offer implies. The tender offer does not expire until June 30, 2014 and it may be extended by the Bidders in their sole discretion.

Stockholders with questions about this tender offer or other matters should consult his or her financial advisor or Apple Hospitality’s Investor Relations Department at 804.727.6321.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes.  Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the successful execution of Apple Hospitality’s recent mergers with Apple REIT Seven, Inc. and Apple REIT Eight, Inc.; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation, regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust.  Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved.  In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Hospitality with the SEC on March 11, 2014.  Any forward-looking statement that Apple Hospitality makes speaks only as of the date of this press release.  Apple Hospitality undertakes no obligation to publically update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

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